Exhibit 99.2

Westwicke/Minerva Surgical (UTRS)

Earnings Script – Q3 2022

Presentation

Operator

Good day, and welcome to Minerva's Third Quarter 2022 Earnings Call.

I would like to turn the call over to Caroline Corner, Investor Relations. You may begin.

Caroline V. Corner
Westwicke Partners, LLC

Thank you, operator. Welcome to Minerva's Third Quarter 2022 Earnings Call. Joining me on today's call are Dave Clapper, President and Chief Executive Officer; and Joel Jung, Chief Financial Officer.

This call will provide forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements made on this call that do not relate to met historical fact should be considered forward-looking statements, including statements regarding the markets at which Minerva Surgical operates, trends and expectations from Minerva's products and technology, trends and demand for Minerva's products, Minerva's expected financial performance, expenses and position in the market and outlook for fiscal year 2022, and the impact of COVID-19 and experience on Minerva's operation and Minerva's customers' operations.

These statements are neither promises nor guarantees and involve known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from any results, performance or achievements expressed or implied by the forward-looking statements.

Please review Minerva's most recent filings with the SEC, particularly the risk factors described in Minerva's quarterly report on Form 10-Q for the quarter ended September 30, 2022, which was filed on November 14, 2022, for additional information. Any forward-looking statements provided during this call, including projections for future performance are based on management's expectations as of today. Minerva undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after today, except as required by applicable law.

Minerva's press release for third quarter 2022 results is available on Minerva's website www.minervasurgical.com under the Investors section and includes additional details about Minerva's financial results. Minerva's website also has the latest SEC filings, which are encouraged to review. A recording of today's call will be available on Minerva's website by 5:00 p.m. Pacific Time today.

With that, I will hand the call over to Dave.

David M. Clapper
President, CEO & Director

Thank you, Caroline, and thanks to all of you for joining us on our third quarter earnings call.

This quarter, we reported revenues of $12.6 million versus $12.5 million in the same period of 2021 and $13 million in the second quarter of 2022. While the sequential quarter revenue declined slightly, we are very encouraged by recent positive trends with sales momentum building throughout the end of the quarter and continuing through the early stages of the fourth quarter.

The ablation markets have experienced challenges that we believe are due to the lingering impacts of COVID, limited hospital access, nursing staff shortages and patient reticence to seek out elective treatments. However, indications are that the uterine tissue resection procedures are starting to return to more normal levels from their reduced levels earlier this year.

Our Symphion tissue resection system saw 10% growth over last year's third quarter. We continue to make progress with new account evaluations and trials, and we believe that as the macro environment improves, we are very well-positioned to continue this growth. In fact, overall, we have added or reactivated 295 new accounts over the last 12 months. In spite of this continued progress with new accounts, we are still seeing some lingering effects of COVID on patient demand for treatments, as well as on hospital staffing challenges and sales force access. But with the improving sales towards the end of the third quarter, we are continuing into this quarter, and we believe we are seeing light at the end of the tunnel.

We continue to believe and the FDA-approved clinical data underscores that the Minerva ES treatment is the fastest and most efficacious endometrial ablation technology on the market. Despite a significant temporary decline in ablation procedures, Minerva ES sales continue at a steady rate, which to us indicates that we continue to gain market share.

Genesys HTA is also showing volume trends consistent with market trends, and thus holding existing market share. Sales of our Symphion tissue resection product were a bright spot this past quarter, having increased 10% over Q3 2021. We believe this rate well exceeds overall market growth for tissue resection products, indicating that we are successfully taking market share in this important and growing market, too. The exclusive product efficiency and safety features unique to our Symphion products, and our ability to compete with a full suite of products for AUB are beginning to show results.

We are actively hiring and training our dedicated women's health sales force. Our field sales force is now comprised of 80 sales territories, covering almost every major metropolitan area. It takes 3 to 6 months for a rep to get fully up to speed, and we are very encouraged by our progress and the enthusiasm of our sales team. Additionally, we have recently expanded from 8 regional sales managers to 10 regional sales managers, so we feel that we are well-positioned to grow revenue with both our endometrial ablation and tissue resection products in the coming year.

With our full slate of 4 products, we continue to gain access to group purchasing organizations and independent delivery networks through new contracts. We have increased our national accounts department to 3 managers and they are making progress with our national accounts contract strategy. Today, approximately 50% of our current business is already under contract.

I'd now like to turn to our direct-to-consumer digital marketing initiative, which as I have previously mentioned, is underway in 10 select markets. With our DTC pilot, we are seeking to educate women on their AUB treatment options and the clinically proven advantages of Minerva treatments. Initial website traffic is very encouraging with over 34,000 new visitors to our aubme.com website in Q3 alone. We are encouraged by the early signs of success, an increasing overall awareness of treatment options for AUB, as well as connecting patients with physicians who are utilizing Minerva products.

With that, I'd like to remind you of our sales growth drivers: number 1, completing the expansion of our sales and marketing team. By year-end, we expect to be fully staffed in our commercial sales organization. Number 2, designing complete product line contracts with GPOs and IDNs. Approximately 50% of our business is now under contract. Number 3, increasing our installed base of controllers in both new and existing accounts. During the past 12 months, we have increased our installed base of Symphion and Minerva controllers by a total of 172 new controllers. Number 4, cross-selling our products to drive new Symphion business and established Minerva accounts and new Minerva ablation business in established Symphion accounts. And number 5, leveraging our DTC marketing efforts to increase consumer awareness of our superior treatments.

Finally, I'd like to report that we received news last Thursday that the U.S. Court of Appeals for the Federal District denied our request for a full on-bank hearing of our case that was remanded to the Court of Appeals by the U.S. Supreme Court. As a reminder, the Hologic patent at issue in this case expired 4 years ago in 2018 and the damages previously awarded were fully reserved as restricted cash on our balance sheet and will now be released to Hologic. We're obviously disappointed by the ruling, but thankful that this long and costly defense litigation is finally behind us. We have a lot of work ahead of us. And as we focus on our business growth, we are excited to deliver on our mission to treat women with AUB and eliminate unnecessary hysterectomies.

With that, I'll hand things over to Joel for our financial results. Joe?

Joel R. Jung
Chief Financial Officer

Thanks, Dave, and good afternoon, everyone. Total revenue for the third quarter of 2022 was $12.6 million, a slight increase from the third quarter of 2021, but a small decrease of $0.4 million compared to the second quarter of 2022, which is in line with the seasonality we've seen in past years, whereby Q3 sales are slightly lower than Q2 sales. At the product level for the quarter, Minerva ES was $5.9 million or 47% of total revenue, up slightly from $5.8 million or 46% of total revenue in the third quarter of 2021.

Genesys HTA was $3.6 million or 28% of total revenue in the third quarter of 2022, down from $3.9 million or 31% of total revenue in the third quarter of 2021. And Symphion was $3 million or 24% of total revenue in the third quarter of 2022, up from $2.8 million or 22% of total revenue in the third quarter of 2021. In general, we're seeing positive trends in Minerva ES and Symphion, offset by the much more mature Genesys HTA product which we believe is holding flat market share as a niche product for treatments in atypical uterine anatomies. As Dave mentioned, we're very encouraged with the sales momentum we experienced towards the end of the third quarter and believe this sets us up for a stronger finish in 2022.

Gross margin for the third quarter of 2022 was 54.1%, below the 57% reported in the third quarter of 2021 and 59% reported last quarter. Gross margin in the third quarter of 2022 was negatively impacted by increasing cost in the current macroeconomic environment, as well as a small decrease in the overall volume of product shipped and by the changing product mix away from our Genesys HTA ablation product to Symphion which today has an overall lower gross margin profile.

We've also been increasing the placements of Symphion and Minerva ES controllers over the last 4 quarters, which we believe is a positive sign of future consumable sales growth. We recognized depreciation expense on controller placements over a 3-year period, which is offset by the future sales of single-use handsets over the life of the instrument.

We've historically customer utilization on a recently placed controller increase over time, which then has a favorable impact on gross margin with the additional sale of single-use handsets.

In sum, we predict gross margins in the coming quarters will be positively influenced by the increased utilization of controllers placed with customers, fixed overhead costs being spread over projected increasing volume of single-use handsets sold, future end user pricing adjustments and cost reduction initiatives being pursued with our contract manufacturers. Headwinds include anticipated general inflationary pressures in transportation, labor and raw material costs.

Total operating expenses in the third quarter of 2022 were $17.3 million versus $13.3 million in the third quarter of 2021. Our sales and marketing expenses increased due to the expansion of the sales force and increased spending in physician and patient outreach. Additionally, general and administrative expenses have increased as a result of the increased cost of now operating as a public company versus the prior year third quarter when we were still a private company.

Noncash depreciation and amortization expenses included in operating expenses were approximately $2.1 million in the third quarter of 2022, unchanged from the third quarter of 2021. Noncash stock-based compensation costs included in total operating expenses were $1.9 million in the third quarter of 2022 versus $1 million in the third quarter of 2021.

The reported net loss for the third quarter of 2022 was $11.3 million versus a net loss of $3.2 million in the third quarter of 2021. On a non-GAAP adjusted EBITDA basis, we reported negative $5.8 million in the adjusted EBITDA for the third quarter of 2022 versus negative $2.6 million in adjusted EBITDA in the third quarter of 2021. As a reminder, we have significant noncash expenses related to the amortization of intangibles from the May 2020 acquisition of the Genesys HTA, Symphion and Resectr assets, as well as significant noncash stock-based compensation costs.

From a balance sheet perspective, we finished the quarter with $15.1 million in unrestricted cash. In total, our cash outflow for the third quarter of 2022 was $7.3 million. Our long-term liabilities were substantially unchanged from the fourth quarter of 2021 following our IPO and refinancing of our previous long-term debt facility. As a reminder, our $40 million long-term debt facility is interest-only through the third quarter of 2023, after which it rolls into a 3-year amortization schedule.

Our revenue guidance for the year is unchanged from our previous annual guidance given last quarter as we anticipate full year total revenue of $50 million to $53 million. With our fully staffed sales force, increased emphasis on signing contracts for our full line of products and growing installed base, we believe that we're well-positioned to drive revenue growth as macro challenges from COVID continue to ease. We look forward to updating you of our continued progress on future calls.
With that, I'll say thank you for your attention, and I'll turn the call back to the operator for Q&A.

Question and Answer

Operator
Our first question comes from Robbie Marcus with JPMorgan.

Rohin Kirit Patel
JPMorgan Chase & Co, Research Division

This is Rohin, on for Robbie. I just wanted to dive in to some of the macro trends as they relate to hospital staffing and procedure volumes. It sounds like things are improving so far closing out the year. And I was just hoping you could elaborate more on this, especially given the guidance did come down last quarter off of these headwinds. So has things improved sequentially from last quarter? And what's your expectation closing out the year into 2023, particularly for ablation procedures?

David M. Clapper
President, CEO & Director

Good question. This is Dave. Yes, we are seeing improvement, particularly in the number of patients that are willing to get scheduled and get back in and see their doctors. The biggest headwind we're experiencing right now, however, though, is staffing shortages in hospitals. A couple of weeks ago, we talked to one of our reps who within a hospital [Indiscernible] for a procedure, -- they finally found out that she had to cancel and their next booking time that was available for that patient was almost 3 months out.

So many of the nurses during COVID became traveling nurses with significant pay increases. Now it's very difficult for hospital nurses to come back to the hospital they were originally working in. And many of these traveling nurses were told are not traveling across country, they're literally traveling from one side of talent to the other. So that's our biggest headwind right now.

Operator
Our next question comes from Matt O'Brien with Piper Sandler.

Matthew Oliver O'Brien
Piper Sandler & Co., Research Division

Maybe, Joel, just some clarification questions. Did you give the actual ES number in the quarter? Or I guess another day -- another way, what was the Resectr revenue in the quarter?

Joel R. Jung
Chief Financial Officer

Yes, we did. Matt, let me just go back and pull those up. So the Minerva ES was $5.9 million, which was 47% of total revenue; Genesys was $3.6 million, which was 28%; and Symphion was $3.0 million, which was 24%.

Matthew Oliver O'Brien
Piper Sandler & Co., Research Division

Okay. Got it. So maybe we can just focus on that a little bit. I mean the ES number is up off of a little bit of a growth comp last year, which is great to see. So I think, Dave, you mentioned throughout the quarter, things got better. Can you just give a little more color on what you saw July through September? And then I think you also mentioned things are carrying through here into October. What are you seeing there?

David M. Clapper
President, CEO & Director

Yes. So July and October, traditionally are slower. And we usually have a slowdown in July and August and mainly attributable to physician, [Indiscernible] taking vacations at the end of the summer, right before school is starting again. So we usually see a downturn. But in the last month or so, we've seen our sales almost daily increasing, to right now, we're at the highest point average daily sales.

And we're anticipating that will just keep going up and going up, as patients come back to get these procedures that they deferred since the first quarter of 2020 and hospitals figure out how to resolve nurse shortages. So yes, we're really pleased with the way things are looking now, and we track sales and we have 25 different sales reports every day with breakdown by product, by sales rep, by region, by week, by month, by day, and our average daily sales are at their peak now the year. So we're looking forward to finishing the year strongly and heading into 2023.

Matthew Oliver O'Brien
Piper Sandler & Co., Research Division

Got it. That's really helpful, especially on the Minerva side, the ES growth. I mean, you actually grew it looks like sequentially. You've got 170 new controllers out there in the last 12 months plus these extra reactivated accounts. Can you give us a sense for -- with a full sales force stepping into next year with all these new accounts, even if COVID is still somewhat of headwind, what that may look like from a revenue perspective? I mean, can you grow the business in the teens even if COVID still a headwind next year?

David M. Clapper
President, CEO & Director

Well, we hope so. I mean, the biggest unknown in any medical device business, particularly those that deal procedures is what's going to happen from COVID. And I keep track of our peer group with 20 other medical device companies, and then I branch out of our peer group into other companies that represent other specialties like orthopedics. And you look at some of these worth down 30%, 40% from last year. So we're not -- we're certainly not in that category.

As Joel mentioned earlier, if you look at our procedures, about 60% of our procedures involve uterine tissue resection. And the symptom that lead to a uterine tissue resection are not just excessive menstrual bleeding, but it's also really almost unbearable pain every month. When a woman has a period, these fibroids cause incredibly -- incredible pain. So that procedure is less elective, if you will, when compared to endometrial ablation, which is performed for abnormal uterine bleeding.

And so we're seeing the tissue resection procedures come back, which is good because that's the bigger part of our business and the part that's still growing. On the endometrial ablation side, we think that, that procedure volumes there are relatively flat and have been for the last several years. So any gains that we are making in that area are strictly market share gains. Does that help?

Joel R. Jung
Chief Financial Officer

So I'd also say that we'll provide an update on kind of next year's guidance with the full year results that we report in coming up next quarter.

Matthew Oliver O'Brien
Piper Sandler & Co., Research Division

Sure. Okay. I understand, Joel. Last one is probably for you. Just OpEx was higher than I was modeling. I know that there's some investments going on between sales force and then physician outreach. So is this the right OpEx level to think about in Q4 and going forward? And how do you think about the capital needs for the business and the pay for that?

Joel R. Jung
Chief Financial Officer

Yes. So on the OpEx side of things, once you kind of accommodate for a lot of the noncash expenses. I think on a cash base expense basis, our OpEx is pretty consistent with the last quarter and probably what we would expect going forward. We obviously have the cost of being a public company in there on the G&A side of things. But on the sales and marketing side, I think we're -- we should be -- we're essentially fully staffed going into the end of the year. And I would think that those costs should be pretty indicative going forward as well.

Matthew Oliver O'Brien
Piper Sandler & Co., Research Division

Okay. Any last thoughts? I'm sorry, I'll do a little more on the gross margin side? I know you've seen pressure you guys have guided to that or suggested that just as we think about that metric here in Q4 and into next year as well?

Joel R. Jung
Chief Financial Officer

Yes. Again, I think the biggest impact is -- the first impact is volume. And as volume goes up, those margins should go up as well. Obviously, we have some of the headwinds from the macroeconomic environment. We're hopeful that inflation -- some of the inflation expectations aren't going to continue with us for too long. We're all hoping inflation comes back down to earth. And then we do have a little bit of a headwind, again, as I mentioned, with the product mix that's shifting to Symphion which is a little bit lower margin today. We're working with our contract manufacturers on how to improve some of those costs on that side.

David M. Clapper
President, CEO & Director

We're most excited about procedure volumes picking up. I can't tell you what a difference that makes in the attitude of our sales force and their enthusiasm. So right now, I'd say we're pretty pumped.

Operator

There are no further questions. This ends the Q&A session. Thank you for your participation. You may all disconnect. Everyone, have a great day.

David M. Clapper
President, CEO & Director

Thank you.